Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130187 and 333-130188 on Form S-8 of White River Capital, Inc. of our report dated March 12, 2009 relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of White River Capital, Inc. for the year ended December 31, 2008.

/s/ McGladrey & Pullen, LLP
Raleigh, North Carolina
March 12, 2009